Exhibit 99.1

Glass Houses Acquisition Corp. Announces Pricing of $200 Million Initial Public Offering

Dallas, TX, March 22, 2021 -- Glass Houses Acquisition Corp. (the “Company”), a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Capital Market and trade under the ticker symbol “GLHAU” beginning Tuesday, March 23, 2021. Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock of the Company at a price of $11.50 per share, subject to adjustment, and only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on The Nasdaq Capital Market under the symbols “GLHA” and “GLHAW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The offering is expected to close on Thursday, March 25, 2021, subject to customary closing conditions.

Jefferies LLC (“Jefferies”) is acting as book-running manager for the offering. The Company has granted Jefferies a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price, less the underwriting discount and commission. The option may be exercised only to cover over-allotment of units, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone: 877-821-7388 or by email: Prospectus_Department@Jefferies.com.

A registration statement relating to the securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on March 22, 2021 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Quincy Fennebresque

Chief Executive Officer and Chairman of the Board

quincy@glasshousescorp.com

(972) 850-7474

Tonya Clark

Chief Financial Officer

tonya@glasshousescorp.com

(972) 850-7474